EMPLOYERS® partners with Intego Insurance Services to ease workers’ compensation insurance and payroll processes for U.S. small businesses

October 31, 2007—RENO, Nev.—EMPLOYERS® (NYSE:EIG), a leading provider of workers’ compensation insurance, today announced a new partnership with Intego Insurance Services. Intego is a distributor of payroll deduction workers’ compensation insurance products from the nation’s best insurance companies. The new partnership will allow EMPLOYERS and Intego to ease paperwork and cash flow burdens small businesses face as they cope with insurance payments and payrolls.

The new partnership will allow small businesses to benefit from both the workers’ compensation insurance expertise of EMPLOYERS and Intego’s integrated payroll solution, SMARTCOMPSM. Beginning December 1, these integrated services will be available to small businesses in Texas, Florida and Illinois. In 2008, both EMPLOYERS and Intego will continue to look for ways to expand their partnership.

The new partnership will take the guesswork out of workers’ compensation insurance premiums, which are often calculated based on fluctuating payrolls. Through the EMPLOYERS/Intego partnership, policyholders can have payments automatically deducted during scheduled payroll runs through their regular payroll providers. This simplified process can increase policyholders’ ease of doing business, avoid year-end audit surprises, and help small businesses run smoother and more profitably.

David Quezada, President, EMPLOYERS Strategic Markets Region, said the company’s partnership with Intego presents the opportunity for small businesses to benefit from both the insurance expertise of EMPLOYERS, and from advanced payroll technology available through Intego. “This partnership presents an unsurpassed opportunity for EMPLOYERS to benefit from both a highly sophisticated, efficient platform, and from the positive impact this technology will offer to small businesses in Texas, Florida and Illinois,” he said.

Intego CEO Robert McBurney agreed, saying, “Our partnership in these three growth states will allow us to work with payroll service providers to take the guesswork out of premium development and payroll processes. The Intego SMARTCOMP program will bolster both EMPLOYERS and our own ability to serve small businesses by easing their paperwork and providing them with a consistent payment strategy.”

EMPLOYERS is headquartered in Reno, Nev., and provides workers’ compensation insurance and services to small U.S. businesses in states coast to coast. Find your local EMPLOYERS Sales Executive and workers’ compensation insurance coverage information by visiting www.employers.com, or call (866) 717-7279. Intego is a full-service retail insurance agency headquartered in Boston, Mass., with additional offices in Farmington, Connecticut. Its SMARTCOMP Web site is at smartcomponline.com.

Details: EMPLOYERS® Communications Director Trish White, (775) 327-2636, twhite@employers.com or Vice President Investor Relations Vicki Erickson, (775) 327-2794, verickson@employers.com
Web site: www. employers.com

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada. Please contact your local EMPLOYERS Sales Executive or visit www.employers.com for coverage availability.